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                                                                     Exhibit 99


                                                  Contact:     Kevin J. Ramundo
                                                  Telephone:   (412) 642-4989

                               FOR USE: IMMEDIATE

WESTINGHOUSE TO REPORT $1.2 BILLION GAIN FOR FIRST QUARTER DIVESTITURES; AFTER-TAX CHARGE OF $813 MILLION WILL BE TAKEN

   o - STREAMLINING OF INDUSTRIAL AND TECHNOLOGY BUSINESSES CONTINUES

   o - FINANCIAL IMPACT OF LEGACIES REDUCED

   o - ACCOUNTING ACTIONS IMPLEMENTED

     PITTSBURGH, April 19 - Westinghouse Electric Corporation's first quarter results will include an after-tax gain of $1.2 billion from the sales of its defense electronics business and The Knoll Group. The $3.6 billion in proceeds from the divestitures were used to pay down a significant portion of the CBS acquisition debt well ahead of schedule.


     In addition, the company continued its actions to streamline its industrial and technology businesses, reduce the future financial impact of legacies and implement certain accounting actions. As a result, the quarter will also include an after-tax charge of $813 million.

     Of the total charge, approximately half is non-cash. The major portion of the cash impact will occur beyond the year 1998. In 1996 and 1997, the cash impact is expected to be offset by the monetization of assets related to these charges.



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WESTINGHOUSE TO REPORT $1.2 BILLION GAIN FOR FIRST QUARTER                  -2-
DIVESTITURES; AFTER-TAX CHARGE OF $813 MILLION WILL BE TAKEN

     In commenting on these events, Michael H. Jordan, Westinghouse's chairman and chief executive officer, said, "We are taking strategic and financial actions to further focus and improve the competitiveness of our industrial and technology business portfolio and to reduce the future financial impact from legacies such as litigation. The result of these divestitures and the actions we are taking this quarter will strengthen our balance sheet and further improve our financial flexibility."

     The company continues to streamline the industrial and technology businesses and reduce the future financial impact of legacies. The actions that follow contributed $608 million to the first quarter after-tax charge:


     o The company decided to exit the Environmental Services business and has revalued other assets that have been identified for sale. Several strategic and financial buyers have expressed interest in the environmental business. Total asset sales in 1996, including those described above and other asset sales anticipated during the year, are expected to result in cash proceeds of $300 - $500 million.

     o The company previously announced plans to close its Pensacola, Fla. Power Generation manufacturing operation and reduce the workforce in its energy systems business.

     o A reserve has been established to provide for possible settlement of certain litigation matters as the company continues efforts to resolve legacies and reduce their future financial impact.


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WESTINGHOUSE TO REPORT $1.2 BILLION GAIN FOR FIRST QUARTER
DIVESTITURES; AFTER-TAX CHARGE OF $813 MILLION WILL BE TAKEN        -3-

    The non-cash charge to implement certain accounting actions will total $188 million after-tax:

    - As previously announced, the company will adopt Statement of Financial Accounting Standards Number 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    - Deferred financing fees relating to the early extinguishment of a portion of the CBS acquisition debt will be written off as an extraordinary item.

    - Power Generation's application of long-term contract accounting will be modified primarily due to the growth of international new apparatus sales.

    In addition to the actions being announced today, Westinghouse and its outside consultants are also in the process of reviewing the company's environmental remediation strategies to determine the most efficient way to discharge these obligations. This review may result in a second quarter charge.

    A net benefit of approximately $530 million to shareholders' equity in the first quarter will result from the sale of the defense electronics business and The Knoll Group, and the first quarter charges. The company expects its remaining net operating loss carryforward to be approximately $1.6 billion. As a result, the company's balance sheet and financial flexibility will improve.

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WESTINGHOUSE ELECTRIC CORPORATION
SPECIAL CHARGES TO OPERATIONS
FIRST QUARTER 1996


                                                    PRE-TAX                      AFTER-TAX
                                                    CHARGE                        CHARGE
                                                    -------                      ---------

CONTINUING OPERATIONS:
  Restructuring                                         125                           76
  Litigation matters                                    486                          294
  Loss on assets held for sale                          151                           92
  Impairment of assets                                   55                           48
  Long-term accounting adjustments/other                158                           94
                                                        ---                          ---
      Total impact on Continuing Operations             975                          604

DISCONTINUED OPERATIONS:
  Estimated loss on disposal of
    environmental services business                                                  146

EXTRAORDINARY ITEM:
  Loss on extinguishment of debt                                                      63
                                                                                     ---

    Total amount of special charges                                                  813
                                                                                     ---

  Per-share impact of special charges                                               1.85
                                                                                    ----
